 EMPLOYMENT AGREEMENT

AGREEMENT dated as of the 27th day of August, 2015 between Event Cardio Group, Inc., a Nevada corporation (the “Company”), and John Bentivoglio (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive is the Chief Executive Officer, President and a member of the Board of Directors of the Company; and

WHEREAS, the Company desires to to retain and make secure for itself the experience, abilities and services of the Executive for a period of not less than three (3) years from the effective date of this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the Company and the Executive do hereby agree as follows:

1. Employment. The Company hereby employs the Executive as Chief Executive Officer and President of the Company, and the Executive hereby accepts such employment, upon the terms and conditions hereinafter set forth.

2. Term. Subject to the provisions of Paragraphs 9 and 10 hereof, the term of Executive’s employment shall begin on the date of this Agreement (the “Commencement Date”) and continue for an initial period of three (3) years from the Commencement Date (the “Initial Term”). The term of this Agreement shall be automatically extended for successive terms of one year, unless either party elects to terminate this agreement by written notice to the other to that effect at least 120 days prior to the expiration of the initial term or any renewal term.

3. Compensation and Certain Other Benefits. For services rendered by the Executive hereunder, the Company shall pay to the Executive the following compensation:

(a) Base Compensation. Base compensation, payable in accordance with the normal payroll practices of the Company during the term hereof, initially at the rate of Two Hundred Twenty Five Thousand ($225,000) Dollars per annum, subject to increase as may be determined by the Board of Directors from time to time (“Fixed Compensation”), it being understood that Base Compensation during the first twelve months of the Initial Term shall payable at such time or times as the Company has sufficient cash to make such payment as determined by the Board of Directors in its sole discretion.

(b) Incentive Compensation. Such incentive compensation (“Incentive Compensation”) in the form of a cash bonus, as shall be determined by the Board of Directors from time to time based upon the attainment of performance criteria specified by the Board.

(c) Payment for Past Services. In recognition of the Executive’s past services on behalf of the Company, the Company shall pay the Executive $125,000, payable at such time or times as the Company has sufficient cash to make such payment as determined by the Board of Directors in its sole discretion.

(d) Reimbursement of Expenses. The Company will reimburse the Executive for expenses reasonably incurred for promoting the business and affairs of the Company, including, without limitation by specification, expenses for entertainment, travel and similar items upon presentation from time to time of an itemized account of such expenditures.

(e) Enumeration of Benefits Not Intended as Limitation. The Company agrees that nothing contained herein is intended to or shall be deemed to be granted to the Executive in lieu of or as a limitation upon any rights and privileges which the Executive may otherwise be entitled to as an executive employee of the Company under any retirement, pension, insurance, hospitalization or other employee benefit plan of any type (including, without limitation by specification, any incentive, profit sharing, bonus or stock option plan), which may now be in effect or which may hereafter be adopted by the Company, it being understood that the Executive shall have the same rights and privileges to participate in such Company benefit plans as any other executive employee of the Company.

4. Duties; Time and Effort

(a) During the period of his employment hereunder, Executive, subject to the supervision and control of the Board of Directors of the Company, shall direct the operations of the Company. The Executive presently is Chairman of the Board of Directors of the Company, and the parties contemplate that Executive will continue to serve in such capacity throughout the period of his employment hereunder. The Company shall use its best efforts to cause the Board of Directors to nominate and recommend to stockholders that the Executive be elected as a member of the Board of Directors of the Company during the term of his employment with the Company.

(b) Executive agrees to devote his full time and effort to the business of the Company during the term of his employment hereunder and, if elected, to serve as a member of the Company’s Board of Directors. The Executive shall perform his duties faithfully, diligently and to the best of his ability. Executive, at all times shall use his best efforts to preserve, protect, enhance and maintain the trade, business and goodwill of the Company and shall not act or conduct himself at any time in a manner inimical or in any way contrary to the best interests of the Company.

5. Covenants and Restrictions. Subject to the provisions of Paragraph 9(e) hereof, Executive covenants that, except in carrying out his duties hereunder, during the term of his employment and for a period of twelve months following the date of termination of employment hereunder (unless such longer period of time is specifically set forth herein):

(a) Executive will not directly or indirectly, own any interest in, participate or engage in, assist, render any services (including advisory services) to, become associated with, work for, serve (in any capacity whatsoever, including, without limitation, as an employee, consultant, advisor, agent, independent contractor, officer or director) or otherwise become in any way or manner connected with the ownership, management, operation, or control of, any business, firm, corporation, partnership or other entity (collectively referred to herein as a “Person”) that engages in, or assists others in engaging in or conducting a medical diagnostic business that provides products and/or services which are competitive with those provided by the Company; provided, however, the foregoing restriction shall not be deemed to prohibit Executive from owning or acquiring securities issued by any corporation which neither directly nor indirectly competes with the Company and whose securities are listed with a national securities exchange or are traded in the over-the-counter market, provided that Executive at no time owns, directly or indirectly, beneficially or otherwise, five (5%) percent or more of any class of any such corporation’s outstanding capital stock.

(b) Executive will not knowingly provide or solicit to provide to any Person or individual medical diagnostic products and/or services that are competitive with those provided by the Company, or (ii) any medical diagnostic products/ and or services to any customer of the Company. The term “customer” shall mean any Person or individual to whom the Company has provided medical diagnostic products and/or services within the twelve (12) month period prior to the termination of Executive’s employment hereunder.

(c) Executive agrees that he shall not divulge to others, nor shall he use to the detriment of the Company or in any business competitive with any business engaged in by the Company or any of its subsidiary or affiliated companies, at any time during his employment with the Company or thereafter, any confidential or trade secret information obtained by him during the course of his employment with the Company relating to sales, salesmen, sales volume or strategy, customers, formulas, processes, methods, compositions, ideas, improvements or inventions belonging to or relating to the business of the Company, or its subsidiary or affiliated companies.

(d) Executive will neither solicit, hire or seek to solicit or hire any of the Company’s personnel in any capacity whatsoever nor shall Executive induce or attempt to induce any of the Company’s personnel to leave the employ of the Company to work for Executive or otherwise.

(e) Executive acknowledges that his breach of any of the restrictive covenants contained in this Paragraph 5 may cause irreparable damage to the Company for which remedies at law would be inadequate. Accordingly, if Executive breaches or threatens to breach any of the provisions of this Paragraph 5, the Company shall be entitled to appropriate injunctive relief, including, without limitation, preliminary and permanent injunctions, in the Supreme Court of the State of New York located in the County of New York or the United States District Court, Southern District of New York, restraining Executive from taking any action prohibited hereby. This remedy shall be in addition to all other remedies available to the Company at law or equity. If any portion of this Paragraph 5 is adjudicated to be invalid or unenforceable, this Paragraph 5 shall be deemed amended to delete therefrom the portion so adjudicated, such deletion to apply only with respect to the operation of this Paragraph 5 in the jurisdiction in which such adjudication is made.

6. Proprietary Property. Subject to the provisions of Paragraph 9(e) hereof:

(a) The Executive agrees that any and all inventions or improvements as well as any and all ideas, creations, know-how and methods of applying and putting into practice any inventions or improvements (all of the foregoing being hereinafter called “Proprietary Property” and being more fully defined in subparagraph (b) below) that are created, developed, conceived of or discovered either (i) by the Executive (solely or jointly with others) either in the course of his employment, on the Company’s time, with the Company’s materials or facilities, relating to any subject matter with which his work for the Company is or may be concerned, or relating to any business in which the Company or any of its subsidiaries or affiliated companies is involved, or (ii) by or for the Company, or (iii) by any independent individual or Person and thereafter acquired by the Company, and which are within the Executive’s knowledge or possession in the case of (i) above or that come into the Executive’s knowledge or possession during and in the course of the Executive’s employment hereunder in the case of (ii) or (iii) above, shall be, if created, developed, conceived of or discovered by the Executive, promptly disclosed to the Company, or shall be, if otherwise developed or acquired by the Company, received by the Executive as an employee of the Company and not in any way for his own benefit. Executive shall neither have nor obtain any right, title or interest in or to such Proprietary Property unless and until the Company shall expressly and in writing waive the rights that it has therein and thereto under the provisions of this sentence. With respect to any and all Proprietary Property that is invented, created, written, developed, furnished or produced by the Executive, or suggested by the Executive to the Company, during the term of the Executive’s employment under this Agreement, Executive does hereby agree that all such Proprietary Property shall be the exclusive property of the Company, and that the Executive shall neither have nor retain any right, title or interest, of any kind therein and thereto or in and to any results or proceeds therefrom. At any time, whether during or after the term of this Agreement, the Executive will, upon the request and at the expense of the Company, (A) obtain patents or copyrights on, or (B) permit the Company to patent or copyright, any such Proprietary Property, whichever (A) or (B) is appropriate, and/or (C) execute, acknowledge and deliver any and all assignments, instruments of transfer, or other documents, that the Company deems necessary or appropriate to transfer to and vest in the Company all right, title and interest in and to such Proprietary Property and to evidence the Company’s ownership of such Proprietary Property, including, without limitation, taking all steps necessary to enable the Company to publish or protect said Proprietary Property by patents or otherwise in any and all countries and to render all such assistance as the Company may require in any patent office proceeding or litigation involving said Proprietary Property. The Executive shall not, without limitation as to time or place, use any Proprietary Property except on Company business, during or after his period of employment, nor disclose the same to any other Person or individual except for disclosure on Company business or as may be required by law.

(b) As used in this Agreement, “Proprietary Property” means proprietary technical information not generally known in the Company’s industry and which is disclosed to Executive or known or developed by Executive as a consequence of or through his employment with the Company.

(c) During or subsequent to the Executive’s employment by Company, Executive will never, directly or indirectly, lecture upon, publish articles concerning, use, disseminate, disclose, sell or offer for sale any Proprietary Property without the Company’s prior written permission.

7. Disability

(a) Subject to the terms of subparagraph (b) hereof, in the event Executive becomes disabled during the term of this Agreement, he shall continue to receive one hundred (100%) percent of the Base Compensation to which he was entitled at the time he became disabled for any period of disability not in excess of twelve (12) consecutive calendar months. Immediately following the twelfth consecutive calendar month of disability, the term hereof shall end, and no further compensation shall be due hereunder. For the purpose of this subparagraph (a), the terms “disabled” and “disability” shall mean a disability which, in the opinion of a doctor reasonably satisfactory to the Company, renders the Executive unable to perform his duties hereunder. The date such disability commences shall be the date Executive first absents himself from work during a continuous period of disability as so determined by the doctor hereinabove set forth.

(b) Payments of disability compensation under subparagraph (a) above shall be reduced by the amounts actually received by the Executive under any policy or policies of disability, health, accident, or wage continuation insurance paid for by the Company as well as by all social security benefits actually received by Executive.

8. Severability of Provisions. In the event any court of competent jurisdiction determines that any term or provision of this Agreement shall be unenforceable, the invalidity of such term or provision shall not affect the validity of the remainder hereof.

9. Termination; Severance; Death

(a) The Executive’s employment shall terminate upon his death, and may be terminated, at the option of (i) the Executive, at any time for “Good Reason”, as defined in Paragraph 10 below, or (ii) the Company, upon proper written notice to the Executive (A) upon 12 consecutive months of disability, as defined in Paragraph 7(a) hereof, or (B) for cause. Termination “for cause” shall mean termination only for willful misconduct by Executive during the course of his employment which injures the Company, or the conviction of Executive for any felony offense.

(b) If Executive’s employment is terminated upon his death or by the Company for cause, the Company shall have no further obligation to pay compensation or benefits to Executive, other than those accrued through the date of termination.

10. Termination by Executive. This Agreement may be terminated by the Executive at any time for Good Reason. If the Executive terminates this Agreement for Good Reason, the executive will receive 2.0 times his Base Compensation as then in effect. “Good Reason” shall mean any one or more of the following (unless the Executive consents thereto in writing):

(a) The assignment of duties not comparable to his present duties, or any material reduction in responsibilities or status.

(b) Reduction in salary or the non-payment of an earned bonus.

(c) Failure of the company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement.

(d) A “change of control” of the Company during Executive’s employment hereunder. A “change of control” shall be deemed to occur when any person, corporation, partnership, association or entity, directly or indirectly (through a subsidiary or otherwise) , (i) acquires or is granted the right to acquire, directly or through a merger or similar transaction, a majority of Company’s outstanding voting securities, or (ii) acquires all or substantially all of the Company’s assets; provided that a “change of control” is not deemed to exist if Executive agrees to the transaction as an officer, director or shareholder of the Company.

In the event that any of the above events takes place, then, if Executive elects to terminate his employment pursuant to this Paragraph 10, the Company shall promptly pay two (2) times his current Base Compensation within thirty (30) days of receipt of Executive’s resignation notice; provided further, however, this Paragraph 10 shall not apply to any change in control supported by the Executive either as an officer, a director or as a stockholder of the Company.

11. Arbitration. Except as specifically provided above, any dispute, controversy or claim arising out of or pursuant to this Agreement or the breach hereof shall be settled by arbitration in the City of New York, State of New York. Such arbitration shall be effected by arbitrators selected as hereinafter provided and shall be conducted in accordance with the Rules, existing at the date thereof, of the American Arbitration Association. The dispute, controversy or claim shall be submitted to three arbitrators, one arbitrator to be selected by the Company, one arbitrator to be selected by the Executive and the third arbitrator to be selected by the two so selected by the Company and Executive, or if they cannot agree on a third, by the American Arbitration Association. In the event that either the Company or Executive, within one month after notification of any demand for arbitration hereunder, shall not have selected its arbitrator and given notice thereof to the other party, the arbitrator for such party shall be selected by the American Arbitration Association. Meetings of the arbitrators shall be held in New York City, New York at such place or places as may be agreed upon by the arbitrators. The results of final determination of any such arbitration proceedings shall be binding on the parties hereto and a judgment may be entered in any court having jurisdiction. The Company shall pay all of the expenses of any arbitration proceeding under this Agreement, including legal fees and other expenses reasonably incurred by the Executive in connection with such proceeding.

12. Notices. Any notice required or permitted to be given pursuant to the provisions hereof shall be deemed given when personally delivered, on the third day after being sent by registered or certified mail, return receipt requested, or the day after being sent by overnight courier to the Company or Executive at their respective addresses set forth above or to such other address as may be given by similar notice by the Company or Executive.

13. Waiver of Breach. The waiver by the Company or Executive of a breach of any provision hereof by the other shall not operate or be construed to operate as a waiver by such party of any subsequent breach by the other of the same or any other provision hereof.

14. Benefits and Burdens. The rights and obligations hereunder shall inure to the benefit of and shall be binding upon the Company, the Executive and their respective legal or personal representatives, successors and assigns.

15. Entire Agreement, Modification and Construction. This Agreement contains the entire understanding between the Company and Executive with respect to the subject matter hereof. The terms and conditions hereof may be changed only by an agreement in writing signed by the Company and Executive. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts made and to be performed therein, without giving effect to the principles thereof relating to conflicts of law.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed and its seal affixed by a duly authorized officer and the Executive has signed this Agreement as of the day and year first above written.

EVENT CARDIO GROUP, INC.

By:	/s/ John Bentivoglio
Name:	John Bentivoglio
Title:	President and CEO

EXECUTIVE:
/s/ John Bentivoglio